Exhibit 10.4

OEM LICENSE AND DISTRIBUTION AGREEMENT

This OEM License and Distribution Agreement (the “Agreement”), effective as of November 12, 2003 (the, “Effective Date”) is entered into by and between LSI Logic Storage Systems, Inc., (“SSI”), a Delaware, corporation, with its principal place of business located at 1621 Barber Lane, Milpitas, California 95035, and, BlueArc Corporation (“OEM”), with its principal place of business located at 225 Baypointe Parkway, San Jose, California 95134. SSI and OEM may also be referred to herein collectively as “parties” and individually each as, a “party”.

RECITALS

A. SSI develops, manufactures, markets, sells and/or licenses computer equipment and software in conjunction with the sale of such equipment (the “Products” as defined below).

B. OEM is engaged in the manufacture, sale, and resale, or rent of electronic data processing equipment.

C. OEM desires to purchase, resell, and integrate the Products with the OEM Products (as defined below) and sublicense and distribute the SSI Software (as defined below) in conjunction with the sale and distribution of such OEM Products to OEM’s end users and resellers.

NOW THEREFORE, the parties, in consideration of the undertakings and commitments of each party to the other party set forth herein, agree as follows:

DEFINITIONS.

“Agent” of SSI or OEM means, an individual or entity that is authorized to act for or in place of and to bind SSI or OEM, as the case may be, with respect to dealings or contractual obligations with third parties.

“Affiliate” of SSI or OEM means, respectively, any entity that controls, is controlled by, or is under common control with such party, where “control” means ownership of fifty percent (50%) or more of the outstanding voting securities of the entity in question or the power to otherwise control the voting or affairs of such entity.

“Buffer Stock” means a stock of Product, per OEM’s forecasted agreement, which is used to offset unexpected rises in demand for the Products.

“Business Day” means any day other than Saturdays and Sundays during which banks are open for business in San Francisco, California.

“Customer” means, in the case of OEM, an OEM Reseller or End User or, in the case of an OEM Reseller, an End User.

“Documentation” means any documentation in any form provided by SSI to OEM related to the Products, Product Specifications and/or the SSI Software.

“End User” means any Person that has been granted a sublicense by OEM or OEM Resellers to use the SSI Software solely (i) in conjunction with the use of Products, and (ii) for their own internal use, and not for distribution or resale.

“Enhancement” means a modification, translation, improvement, derivative work, or enhancement of the SSI Software that contains new features and/or functionality. SSI, in its sole discretion, may

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designate an Enhancement as a new software product for which it may charge a separate fee or that have been custom developed by SSI on behalf of an SSI OEM.

“Forecast” shall have the meaning set forth in Section 1.1.

“Major Change” means a material change to the specified performance, maintainability, operation, reliability of the SSI Hardware, or changes affecting appearance or interfaces (including electrical signal and/or power grounding interfaces).

“OEM Products” means OEM equipment and hardware as integrated with the Products.

“OEM Reseller” means any Person appointed by OEM to sell Products and to sublicense and distribute the SSI Software to End Users.

“OEM Trademark” means the trademark or logo of OEM set forth in Exhibit F.

“Order” means an OEM purchase order issued to SSI for Products in accordance with the terms and conditions of this Agreement.

“Order Acknowledgement” shall have the meaning set forth in Section 1.2.

“Parts” means the SSI hardware parts and components listed in Exhibit A that OEM may purchase for use with the Products.

“Person” or “person” means any corporation, partnership, limited liability, joint venture, other entity or natural person.

“Product(s)” means the SSI products as specified in Exhibit A including SSI Hardware, SSI Software, Documentation and Parts.

“Product Specifications” means the published functional specifications for the Products as specified in Exhibit E.

“Ship Date” means the date upon which SSI consigns Products to OEM’s designated carrier for shipment to OEM.

“SSI Hardware” means hardware and equipment portions of the Products provided to OEM hereunder as listed in Exhibit A attached hereto. SSI Hardware shall also include Parts.

“SSI Software” means computer software in machine executable object code format licensed to OEM under this Agreement as specified in Exhibit A and all Updates thereto. The software includes software imbedded that may be embedded in hardware or provided separately on disks or other media or provided electronically.

“SSI Trademark” means the specific trademark or logo of SSI set forth in Exhibit F.

“Statement of Work” means a document that describes the supported environment for a particular SSI Product Specification, as mutually agreed upon by the parties.

“Territory” shall have the meaning set forth on Exhibit B.

“Third Party Support Provider” means a third party who, pursuant to a written agreement between such party and OEM, provides technical support to OEM End Users regarding the Products.

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“Updates” means modifications, revisions and new releases of the SSI Software that SSI generally makes available free of charge to its customers. Updates include, without limitation, error corrections, bug fixes, and workarounds, but do not include Enhancements.

“Upgrades” means a change to the SSI Hardware that may or may not impact form, fit, or function, but is not a substantially different Product or Part.

1.	FORECAST AND ORDERS

1.1	Forecasting. OEM agrees to supply SSI with a * * * rolling forecast of OEM’s anticipated requirements for Products (“Forecast”). OEM will update and provide the Forecast to SSI * * *. The Forecast will include quantity and type of Product to be purchased. Such Forecasts shall not be binding on either party, but shall be made in good faith. Once per * * * OEM shall estimate Product requirements beyond * * *.

1.2	Purchase Requirements. All purchase orders and invoices under this Agreement shall be subject only to the terms and conditions of this Agreement. Each Order will specify quantity, price, part number, and requested delivery date(s) to OEM’s specified delivery location, and at OEM’s option, the method of shipment. Subject to SSI’s designation of an alternative expected ship date in its Order Acknowledgement, SSI will accept any Order that conforms to all terms and conditions of this Agreement, including, but not limited to, price, and delivery requirements. SSI shall use reasonable efforts to review each Order to confirm its compliance with the terms and conditions of this Agreement within * * * and to provide OEM with written acknowledgement of each Order within * * * with a goal of * * * (“Order Acknowledgement”). Any such Order Acknowledgement shall contain an expected ship date. An Order shall become effective on the date of SSI’s Order Acknowledgment.

1.3	Changes. During the term of the Agreement under the circumstances outline in this Section 1.3, OEM shall be permitted to submit Orders with certain terms that are contradictory to or different from the provisions of this Agreement. OEM shall be permitted to submit such an Order provided that, prior to submission of such Order the different terms have been consented to in writing by an SSI employee who’s title is Director or another title more senior than Director. For the purposes of this Section 1.3, the writing may be an email.

2.	PRICES AND PAYMENT

2.1	Pricing. The prices of Products, including, without limitation, the license fees for the SSI Software (collectively the “Prices”) shall be as set forth in Exhibit A on the date of the Order and reviewed on a * * * basis.

2.2	Change in Pricing. SSI reserves the right to change Prices herein effective immediately upon the effective date as specified in the written notice of such Price change to OEM. In the event of a Price change, the new Price shall apply to all Orders received by SSI from OEM after the effective date of the Price increase as specified in the written notice.

2.3	Taxes, Tariffs & Fees. SSI’s Prices do not include any national, state or local sales, use, value added or other taxes, customs duties, or similar tariffs and fees which SSI may be required to pay or collect upon the delivery of Products or upon collection of the prices and license fees or otherwise. Except for taxes based on SSI’s income, net worth or similar taxes, should any tax or levy be made resulting from this Agreement, OEM agrees to pay such tax or levy and indemnify SSI for any claim for such tax or levy demanded, provided that OEM shall have the right to challenge any such claim for such tax or levy on behalf of SSI and SSI hereby grants OEM a power of attorney to exercise its rights under this Section 2.3, and SSI agrees to cooperate and assist in any such challenge. OEM shall provide SSI with appropriate resale certificate numbers and other documentation satisfactory to the applicable taxing authorities to substantiate any claim of exemption from any such taxes or fees. If, under the laws of the applicable jurisdiction, OEM is required to withhold any tax on such payments, then OEM may deduct such tax from payments and the amount of the payments shall be net of all taxes withheld. To assist SSI in obtaining credits for such withheld taxes, OEM shall furnish SSI with such evidence of withholding tax payments as requested by the taxing jurisdiction.

2.4	Invoicing and Credit.

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2.4.1	Invoicing. SSI will submit invoices to OEM upon shipment of Products to the destination specified by OEM in it Order. Each invoice will, at a minimum, reference the OEM Order number, OEM part number, quantity, unit price and total price for the delivery (“correct invoice”). Payments for Orders are due and payable * * * from the date of invoice and shall be made in U.S. Dollars.

2.4.2	Credit. Establishment of a credit line for OEM, and OEM’s eligibility to purchase Products under the payment terms set forth herein, shall be contingent upon approval by SSI’s Credit Department, which approval may be granted or withheld at SSI’s sole discretion. If OEM is permitted to establish a credit line, such credit line may be revised or revoked at any time by SSI in its sole discretion.

2.5	Cancellation. OEM may cancel an Order, or any portion thereof, prior to delivery by SSI to a carrier, without payment of any penalty or other fee.

2.6	Delivery Terms.

2.6.1 Delivery. All deliveries shall be made FOB (domestic port of shipment) as defined in Section 2 -319 of UCC Article 2 or for international shipments, FCA (foreign port of shipment) as defined in the INCOTERMS -2000. Title and risk of loss or damage shall pass to OEM upon delivery of the Product to the carrier at the place of shipment. Unless OEM provides written shipping instructions, SSI may select the carrier and mode of shipment without assuming any liability, including without limitation, liability for loss, theft, or delay of shipment. SSI shall use reasonable efforts to observe OEM’s requirements specified in writing with respect to packing and transporting Products. OEM agrees to accept partial and/or installment shipments whenever mutually agreed by both OEM and SSI. SSI may, on a case-by-case basis, request OEM to authorize partial shipment of a Product on an Order Acknowledgement but in no event will such partial shipment be less than a fully functional Product as set forth in the Product Specifications.

2.6.2 Overshipments. If SSI ships a quantity of Product greater than that set forth in a specific Order Acknowledgement, OEM may keep the excess Product for credit against future orders, or return such Product to SSI pursuant to Section 5.4 “Return Material Authorization”, with the exception that SSI will pay for the cost of shipping the material back to SSI.

2.6.3 Lead Times. For Product ordered in quantities at or below Forecast, the lead-time is * * *. If the OEM does not order in accordance to the Forecast, then the lead-time shall be dependent on then-current production constraints.

2.7	Product Discontinuance.

2.7.1	SSI may discontinue the manufacture or sale of any Product at any time. SSI shall give OEM * * * written notice before discontinuing the manufacture or sale of any Product unless a discontinuation is the result of supply-line disruption, compliance with legal obligations, or the result of independent decisions of third parties, in which case SSI shall promptly notify OEM of such discontinuance. If OEM submits non-cancelable Orders for a discontinued Product within * * * after receiving the notice of discontinuance and those Orders specify delivery within * * * after receiving that notice, SSI will fulfill those Orders, except if a discontinuation is the result of supply-line disruption, compliance with legal obligations, or the result of independent decisions of third parties, SSI will use reasonable efforts to fulfill those Orders or provide a compatible replacement. Product discontinuance does not remove any other obligations under this Agreement.

2.7.2	Upon notice of discontinuation of the manufacture or sale of a Product, SSI agrees to maintain availability of spare Parts up to * * * after the date of the discontinuation notice. At SSI’s discretion spare Parts on discontinued Products may be new, refurbished or offered on an exchange basis. The cost of spare Parts shall be the then-current price for such spare Parts on the then-current SSI Spare Parts Price List as of the date upon which SSI acknowledges OEM’s Order for such Parts. The warranty period for any spare Parts shall be the unexpired portion of the warranty for the Product in which the spare Part is installed. OEM shall purchase from SSI appropriate amount of spare Parts at the time that it starts ordering production quantities of the Products. OEM, or the third-party service organization designated by OEM, shall stock and maintain an inventory of spare Parts that are deployed to provide timely service to End Users and OEM Resellers.

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3.	TECHNICAL SUPPORT AND MAINTENANCE

3.1	Support Contact. OEM shall appoint one (1) individual within OEM’s organization to serve as the primary support contact between OEM and SSI and to receive support through SSI’s telephone support center. All of OEM’s support inquiries shall be initiated through this contact.

3.2	Telephone Support. During the Hardware Warranty Period OEM, SSI will provide telephone consultation by SSI’s technical support pursuant to the terms of Exhibit C.

3.3	Software Maintenance and Support Services. Provided OEM is current in the payment of all Support and Maintenance Fees, OEM will be entitled to Software Support and Maintenance as specified in Exhibit C.

4.	PRODUCT MODIFICATION

4.1	Non-Major Changes. SSI reserves the right to make changes or modifications to its Products in whole or in part which do not constitute a Major Change at any time prior to delivery thereof. Such changes may also include any electrical or mechanical refinements deemed appropriate by SSI that do not alter the form, fit, function, or part number of the Part or Product. Such modifications do not impose any liability on SSI to modify or change any Product previously delivered, or supplied in accordance with earlier specifications.

4.2	* * * Notice of Major Change. SSI shall notify OEM with * * * prior written notice of implementing a Major Change. Unless required for compliance with legal obligations, or from the independent decisions of third parties, within * * * after receiving the Major Change notice, OEM may provide written notification to SSI of its acceptance or rejection of that Major Change, and in the event of rejection may cancel without liability any orders for Products affected or made obsolete by that Major Change. In the event of rejection by OEM, SSI may, at its sole option and discretion, (i) continue to provide the applicable Products without such major change to OEM, for a time period and at a price to be agreed upon by the parties, or (ii) terminate this Agreement with respect to the applicable Products.

4.3	Notification of Non-Major Changes. SSI will notify OEM with * * * notice of Non-Major Changes if the change requires a new Part number from OEM.

4.4	Non-Cancelable Orders. If OEM submits non-cancelable Orders for a Product that is scheduled to be changed before the date on which that change is scheduled to become effective, and those Orders specify delivery within * * * after that effective date, SSI will use reasonable efforts to fill those orders.

4.5	Product Samples. At OEM’s request, SSI shall use reasonable efforts to furnish samples of changed Products to OEM for evaluation.

4.6	OEM Requested Changes. In the event OEM requests changes to the Products that would require SSI to perform engineering services, SSI will review OEM’s request and respond within * * * regarding the cost, feasibility, and desirability of such change. Any such change requires the mutual consent of both parties. If any change affects the price of the Product, SSI will provide a new quotation to OEM.

5.	LICENSES

5.1	Software License to OEM. Subject to the terms and conditions of this Agreement, SSI hereby grants to OEM a non-exclusive, nontransferable (except as permitted under Section 11.5), revocable, royalty-free license in the Territory to:

5.1.1	use, reproduce, perform and display the SSI Software in machine executable object code form only for OEM’s internal purposes including integration work with OEM Products only, testing, OEM support, and demonstrations; and

5.1.2	reproduce and distribute the SSI Software, in machine executable object code form only, solely as part of a

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Product that is incorporated or bundled with the OEM Products and not on a standalone basis.

Such licenses shall be subject to the restrictions set forth in Section 5.3. OEM may sublicense the rights granted in this Section 5.1 only as follows: (i) OEM may sublicense the rights to use the SSI Software incorporated with the OEM Products as part of a Product to OEM Resellers; (ii) OEM may sublicense the rights to use the SSI Software to its End User customers, solely for the purpose of allowing such End User customers to use the SSI Software with OEM Products as part of a Product; and (iii) to Third Party Support Providers for the sole purpose of such providers supporting OEM in their use of the Products.

5.2	Documentation License to OEM. SSI grants to OEM a non-exclusive, nontransferable (except as permitted under Section 11.5), revocable, royalty-free license to:

5.2.1	use, reproduce, perform, display, distribute, and to make, have made, offer for sale, import and sell the Documentation in hard copy and/or read-only soft copy formats solely to the extent that the Documentation is to be used in connection with the Products; and

5.2.2	translate, modify and create derivative works of the Documentation, for the sole purpose of distribution in hard copy and/or read-only soft copy form to (i) OEM Resellers and End Users who have purchased Products from OEM; and (ii) third-parties who provide support services for such Products; provided that such third parties have executed non-disclosure agreements with OEM with provisions substantially similar to those in Section 7.

OEM may sublicense (a) to its Resellers the right (i) to use the Documentation to provide technical support to its End User customers, and (ii) to reproduce and distribute the Documentation solely to the extent that it is to be used in connection with the Products, and (b) to Third Party Support Providers for the sole purpose of such providers supporting OEM in their use of the Products, and (c) to its End User customers, the right to use the Documentation solely for the purpose of allowing such End User customers to use the SSI Software with OEM Products as part of a Product.

5.3	Restrictions. OEM shall not itself, or through any Affiliate, Agent, or third party: (a) sell, lease, license, or sublicense the SSI Software or the Documentation (except as expressly permitted in Section 5.1 and 5.2), (b) decompile, disassemble, reverse engineer, or otherwise attempt to derive source code from the SSI Software, in whole or in part, except to the extent such restriction is prohibited by applicable law; (c) modify or create Derivative Works from the SSI Software; or (d) use the SSI Software to provide processing services to third parties or otherwise use the SSI Software on a service bureau basis, electronically distribute or timeshare the SSI Software or market the SSI Software by interactive cable or remote processing services. OEM may use or permit the use of SSI Software for purposes of conducting comparative analysis, evaluations, or product benchmarks, but may not knowingly allow publication of the results without SSI’s prior written approval.

5.4	Copyright Notices. OEM agrees that it will not remove any copyright notices, proprietary markings, trademarks, or trade names from the SSI Software or Documentation. OEM shall reproduce SSI’s copyright notice (if any) and all other proprietary notices on all copies of SSI Software or Documentation that OEM makes, including copies in machine-readable form. All copies of SSI Software and Documentation shall be and remain the property of SSI or, if applicable, SSI’s licensor.

5.5	Sublicense Obligations. With respect to each copy of the SSI Software that OEM distributes to a OEM End User or other third-party, OEM shall either (i) distribute the software with the SSI End User License Agreement that SSI includes with the software and appears to the End User when the software is booted, or (ii) include in OEM’s own software license agreement for the OEM Product provisions at least as protective of the SSI and the SSI Software as those set forth in Exhibit D. OEM shall indemnify and hold SSI harmless from and against warranty claims made by End Users for warranties made by OEM that exceed the scope of the warranty expressly set forth above.

5.6	Master CDs.

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5.6.1	OEM shall acknowledge receipt of master versions of the SSI Software in machine executable object code format together with SSI’s label and Documentation artwork data files, in electronic format. OEM shall be responsible for copying the SSI Software and Documentation from the supplied master versions, packaging the SSI Software and Documentation for shipment, creating and generating labels, and printing copies of the Documentation. OEM will use labels and Documentation artwork substantially similar in design, layout, color and other details to the labels and artwork used by SSI, or will submit such labels and Documentation artwork to SSI for SSI’s prior written approval. Labels and Documentation will be submitted sufficiently in advance of distribution to provide SSI the reasonable opportunity to review such materials.

5.6.2	OEM will inspect the master versions of SSI software upon receipt thereof and may reject them for defects in materials and workmanship of the media by informing SSI in writing and returning the media to SSI for replacements.

5.6.3	Trademarks. With SSI’s prior written consent, OEM may place the name SSI, or any of SSI’s trademarks or service marks, on any Products sold hereunder, and, with such consent, may use such marks in advertising or promotional materials. Notwithstanding the foregoing, OEM shall not use the name SSI or any of SSI’s trademarks or service marks as part of its corporate or other legal name, or as part of the name under which it conducts business. OEM may not remove or alter the SSI name, or any of SSI’s trademarks or service marks, which are required by law, which SSI has placed on any Products, sold hereunder. Trademarks and service marks current as of the effective date of this Agreement are set forth in Exhibit H, (“SSI Trademarks”). SSI shall have the right to modify or add trademarks or service marks at any time in its sole discretion and agrees to provide OEM reasonable notice of such modifications and additions.

6.	LIMITED WARRANTIES AND DISCLAIMER

6.1	Hardware.

6.1.1	Limited Hardware Warranty. SSI warrants that for a period of * * * from the date of SSI’s shipment of a Product to OEM (the “Hardware Warranty Period”), the SSI Hardware will (a) be free from defects in workmanship and materials, and (b) substantially conform to Specifications or other specifications accepted in writing by SSI. SSI’s sole obligation under this warranty is to use reasonable efforts to correct or replace any non-conforming SSI Software or, in SSI’s sole discretion, to require return of such SSI Software and refund to OEM all amounts paid by OEM hereunder with respect to the nonconforming Product of which the SSI Software is a part. Warranty claims must be made within * * * after the end of the Hardware Warranty Period, and must be made by OEM and not by End Users or OEM Resellers.

6.1.2	Exclusions from Hardware Warranty. The hardware warranties in Section 6.1.1 do not apply to any SSI Hardware that has been misused including, without limitation, static discharge, improper installation, repair, or accident), neglected, or modified, or is not capable of being tested by SSI under its normal test conditions.

6.1.3	Remedies. SSI’s obligations to OEM for a SSI Hardware failing to meet the hardware warranty in Section 6.1.1 is, at SSI’s discretion, to replace or repair the Product or part thereof, or to issue OEM a credit for the purchase price of the Product; provided that: (a) SSI has received written notice of the warranty claim within the Hardware Warranty Period; and (b) after SSI’s written authorization, OEM has returned the SSI Hardware to SSI, freight prepaid; and (c) SSI has determined that the SSI Hardware is defective or nonconforming. SSI warrants a replacement or repaired SSI Hardware only for the remaining term of the warranty applicable to the repaired or replaced SSI Hardware. THE FOREGOING PROVISIONS OF THIS SECTION 6.1 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF SSI, AND THE EXCLUSIVE REMEDY OF OEM WITH RESPECT TO BREACH OF THE HARDWARE WARRANTY IN SECTION 6.1.1.

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6.2	Return Material Authorization. During the Warranty Period, OEM may obtain a replacement Product, or Part by contacting OEM the currently assigned SSI customer service representative supporting OEM to request a Returned Material Authorization (“RMA”) number and providing the following information: (a) the serial number of the Product from which the failed Product, or Part originated; and (b) a brief, written description of the failure, such description to include how the failure was discovered, where the failure was discovered, and (c) what action was taken by OEM or the Third Party Support Provider to remedy the situation; and (d) the location where the replacement SSI Hardware is to be shipped; and (e) whether OEM is requesting that SSI perform a failure analysis. After receipt of the above information and verification that the specific SSI Hardware is within the Hardware Warranty Period, SSI will use reasonable efforts to issue an RMA number within * * * of receiving the request.

6.3	Replacement Product. Within * * * after issuing the RMA number, SSI will ship replacement Product or Part against OEM’s Order, at SSI’s expense freight prepaid, to the ship-to location specified by OEM and will invoice OEM for the cost of the replacement Product or Part as specified in the then-current SSI price list as of the shipment date. Packaging material and a return address label will be included with the replacement Product or Part. OEM shall use such material and label when returning the failed Product or Part to SSI. SSI must receive the failed Product or Part from OEM within * * * from the date of issuance of the RMA number. Upon receipt of the failed Product or Part within such * * * period, SSI will credit OEM for the cost of the replacement Product or Part. If OEM fails to return the failed Product or Part within such * * * period, OEM must pay for the replacement Product or Part.

6.4	Disk Drive. Upon expiration of the Hardware Warranty Period, to the extent permitted and feasible, SSI will pass through to OEM the benefits of any warranties provided to SSI by its applicable disk drive supplier, if any. SSI makes no representations of any kind regarding the existence, nature and duration of any such warranties.

6.5	Software Warranty.

6.5.1	Limited Warranty. SSI warrants that the SSI Software will perform substantially accordance with the Documentation for a period of * * * from the date of SSI’s shipment of a Product to OEM (the “Software Warranty Period”). SSI’s sole obligation under this warranty is to use reasonable efforts to correct or to replace any non-conforming SSI Software or, in SSI’s sole discretion, to require return of such SSI Software and refund to OEM all amounts paid by OEM hereunder with respect to the Product of which the nonconforming SSI Software is a part. THE FOREGOING PROVISIONS OF THIS SECTION 6.5.1 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF SSI, AND THE EXCLUSIVE REMEDY OF OEM WITH RESPECT TO BREACH OF THE SOFTWARE WARRANTY IN SECTION 6.5.1. The warranty in this Section 6.5.1 is made to and for the benefit of OEM only and is non-transferable to OEM Resellers or End Users. Warranty claims must be made within * * * after the * * * Software Warranty Period, and must be made by OEM and not by OEM Resellers or End Users.

6.5.2	Exclusions from Software Warranty. The warranty in Section 6.5.1 will apply only if: (a) the SSI Software has been properly installed and used at all times and in accordance with the instructions for use; and (b) no modification, alteration or addition has been made to the SSI Software by persons other than SSI or SSI’s authorized representative; and OEM has not requested modifications, alterations or additions to the SSI Software that cause it to deviate from the Documentation.

6.6	WARRANTY DISCLAIMER.

6.6.1

THE WARRANTIES AND REMEDIES STATED IN THIS ARTICLE 6 ARE EXCLUSIVE. SSI DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT. SSI NEITHER

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ASSUMES NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR IT ANY OTHER LIABILITY IN CONNECTION WITH THE SALE, INSTALLATION, OR USE OF ITS PRODUCTS.

6.6.2	SSI DISCLAIMS ANY AND ALL LIABILITY RELATED TO THE USE OF ANY PRODUCT IN ANY HIGH RISK APPLICATION WHERE THE FAILURE OF THE PRODUCT COULD CAUSE A LIFE-THREATENING SITUATION, INCLUDING BUT NOT LIMITED TO, MEDICAL, NUCLEAR, AVIATION, NAVIGATION, OR MILITARY APPLICATIONS. OEM WILL NOT USE THE PRODUCT IN ANY HIGH RISK APPLICATION WHERE THE FAILURE OF THE PRODUCT COULD CAUSE A LIFE-THREATENING SITUATION, INCLUDING BUT NOT LIMITED TO, MEDICAL, NUCLEAR, AVIATION, NAVIGATION, OR MILITARY APPLICATIONS AND AGREES TO DEFEND, INDEMNIFY, AND HOLD SSI HARMLESS AGAINST ANY LOSS, LIABILITY, OR DAMAGE OF ANY KIND THAT SSI INCURS AS A RESULT OF OEM’S BREACH OF THE FOREGOING COVENANT.

6.7	PROTOTYPES AS IS. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT, SSI PROVIDES PROTOTYPES “AS-IS”, WITHOUT WARRANTY OF ANY KIND.

6.8	Out of Warranty Repair. OEM may request out-of-warranty repair by contacting the currently assigned SSI customer service representative supporting OEM to request a Returned Material Authorization (“RMA”) number and provide the following information: (i) the serial number of the Product from which the failed Product, or Part originated; (ii) a brief, written description of the failure, such description to include how the failure was discovered, where the failure was discovered, and what action was taken by OEM or the third-party service organization to remedy the situation, and (iii) the location where the replacement part is to be shipped. OEM should also indicate whether a failure analysis is requested.

6.8.1	Procedure. After receipt and verification of the request, SSI will use reasonable efforts to issue an RMA number within * * * of receiving the request. OEM shall return such Products to SSI’s facility by freight prepaid. SSI shall return the repaired or replaced Products to OEM designated location at OEM’s expense. SSI shall repair or replace Product at the highest possible revision level unless otherwise specified by OEM and agreed to by SSI.

6.8.2	Unable to Repair. In the event SSI cannot repair the returned Product and notifies OEM of such, OEM shall notify SSI whether or not SSI shall scrap such defective Product. OEM shall bear all of the cost to return such un-repairable parts to OEM’s facility.

6.8.3	Replacement Product. SSI will ship a replacement Product or Part to the ship-to location specified by OEM within * * * after issuing the RMA number, and will invoice OEM for the cost of the replacement Product or Part as specified in the then-current price list. Packaging material and a return address label will be included with the replacement Product or Part for OEM’s use in returning the failed Product or Part to SSI. OEM must return the failed Product or Part within * * * from the date of issuance of the RMA number. Upon receipt of the failed Product or Part within such * * * period, SSI will credit OEM for the cost of the replacement Product or Part. If OEM fails to return the failed Product or Part within such * * * period, OEM must pay for the replacement Product or Part.

6.8.4	Failure Analysis Request. If OEM requests a failure analysis at the time of the RMA request, SSI will begin such failure analysis after receipt of the failed Part, if such Part was designed and manufactured by SSI. At SSI’s sole discretion, SSI may send Parts not designed and manufactured by SSI to the Part manufacturer for failure analysis. Upon completion of the failure analysis, SSI will provide to OEM a written failure analysis report when it is reasonable to do so, as well as a corrective action report where appropriate.

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7.	CONFIDENTIALITY

7.1	Definition. Each party desires to furnish to the other party certain information that the disclosing party regards as proprietary. Such information may include, but is not limited to, information relating to products, manufacturing processes, business strategies and plans, customer lists, research and development programs, quality and reliability information production disk drives, and failure analysis information (“Confidential Information”). Confidential Information may be furnished in any tangible or intangible form including, but not limited to, writings, drawings, computer tapes and other electronic media, samples, and oral communications. Any Confidential Information furnished in tangible form shall be conspicuously marked as “Confidential” or “Secret”. Confidential Information may also include information disclosed to a disclosing party by third parties. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party’s obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession; or (vi) is required by law to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

7.2	Non-use and Non-disclosure. Each party agrees not to use any Confidential Information of the other party for any purpose except as necessary to perform its obligations or exercise its rights under this Agreement. For a period of * * * from the date of disclosure by the disclosing party each party agrees that, not to disclose any Confidential Information of the other party to third parties or to such party’s employees, except to those employees of the receiving party and third party contractors who have executed non-disclosure agreements at least as protective of the Confidential Information as this Agreement and who are required to have the Confidential Information in order to perform obligations or exercise rights under this Agreement.

7.3	Maintenance of Confidentiality. Each party agrees that it shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other party. Without limiting the foregoing, each party shall take at least those measures that it takes to protect its own most highly confidential information and shall ensure that its employees who have access to Confidential Information of the other party have signed a non-use and non-disclosure agreement in content similar to the provisions hereof, prior to any disclosure of Confidential Information to such employees. Neither party shall make any copies of the Confidential Information of the other party unless the other party previously approves the same in writing. Each party shall reproduce the other party’s proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original.

7.4	Authorized Disclosure. Notwithstanding the provisions of this Agreement, each party may disclose the terms of this Agreement (i) in connection with the requirements of an initial public offering or securities filing; (ii) in confidence, to accountants, banks, financing sources, attorneys and their advisors; (iii) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; and (iv) in confidence, to any purchaser of such party’s assets or to any successor by way of merger, consolidation or otherwise.

8.	INDEMNIFICATION

8.1	SSI.

8.1.1

SSI Infringement Indemnity. Subject to the remainder of this Article 8, SSI will at its expense defend or, in its sole discretion settle, any action brought against OEM by a third party to the extent that the action is based upon a claim that OEM’s use of the Product directly infringes any U.S. patent issued on or before the Effective Date or any copyright or misappropriates any trade secret recognized as such under the Uniform Trade Secret law, and will pay those costs and damages, including reasonable attorneys’ fees, finally

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awarded against OEM or those costs and damages agreed to in a monetary settlement of such action, that are specifically attributable to such claim.

8.1.2	Required Cooperation. SSI’ s obligations under Section 8.1.1 are conditioned on (a) OEM notifying SSI promptly in writing of such action, (b) OEM giving SSI sole control of the defense thereof and any related settlement negotiations, and (c) OEM cooperating with and assisting SSI in such defense (including, without limitation, by making available to SSI all documents and information in OEM’s possession or control that are relevant to the infringement or misappropriation claims, and by making OEM’s personnel available to testify or consult with SSI or its attorneys in connection with such defense).

8.1.3	Exclusions. SSI will not be obligated to defend or be liable for costs or damages if the infringement or misappropriation occurred as a result of (i) OEM’s technology or compliance with OEM’s specifications, other than those expressly approved by SSI; (ii) OEM’s combining with, adding to, or modifying the Product or SSI Software after shipment by SSI, other than those expressly approved by SSI; or (iii) OEM’s failure to use materials or instructions provided by SSI in a timely manner that would have rendered the Product or SSI Software non-infringing, provided that such materials or instructions do not substantially affect the fit or function of the Product(s). If the infringement is alleged before SSI completes delivery of the affected Product or SSI Software under an Order, SSI may decline to make further shipments of that Product or SSI Software without breaching that Order.

8.1.4	Remedies. If the Product becomes, or in SSI’s opinion is likely to become, the subject of an infringement or misappropriation claim, SSI may, at its option and expense, either (a) procure for OEM the right to continue using the Product, (b) replace the Product with a non-infringing substitute product, (c) modify the Product so that it becomes non-infringing, or (d) give OEM a refund or credit for the fees actually paid by OEM to SSI for the infringing Products less a reasonable allowance for the period of time OEM has used the Products. THIS ARTICLE 8 CONTAINS OEM’S SOLE REMEDY AND SSI’S EXCLUSIVE LIABILITY FOR ANY AND ALL INTELLECTUAL PROPERTY INFRINGEMENT OR MISAPPROPRIATION RELATING TO THE PRODUCTS.

8.2	OEM. OEM shall defend, indemnify and hold SSI, and SSI’s officers, directors, and employees and agents harmless against any and all third party claims against SSI, including, without limitation, claims of infringement or misappropriation of intellectual property rights, arising from: (a) the OEM Products or services provided by OEM in conjunction with the OEM Products excluding the Product, or (b) OEM’s additions or changes to the Products, or use of the Products in combination with other materials not furnished by SSI or with systems, products or components not reasonably anticipated to be used with the Product or part thereof; and OEM shall pay in all such cases the costs, including reasonable attorney’s fees, finally awarded against SSI, provided that SSI: (i) timely notifies OEM of the claim, and (ii) gives OEM a copy of each communication relating to the claim, and (iii) gives OEM the authority, information, and assistance, at OEM’s expense, reasonably necessary to defend or settle the proceeding.

9.	LIMITATION OF LIABILITY

IN NO EVENT SHALL SSI HAVE ANY LIABILITY TO OEM OR ANY THIRD PARTY FOR ANY (a) LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR (b) ANY DAMAGES WHATSOEVER RESULTING FROM THE PERFORMANCE OR A TEMPORARY OR PERMANENT LOSS OF USE OF PRODUCTS, PARTS, OR SSI SOFTWARE, OR LOSS OR CORRUPTION OF DATA, HOWEVER CAUSED UNDER ANY THEORY OF LIABILITY AND WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STATUTE OR OTHERWISE. THE FOREGOING LIMITATIONS SHALL APPLY EVEN IF SSI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN. SSI’S MAXIMUM AGGREGATE LIABILITY UNDER, ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT, SHALL BE LIMITED TO THE AMOUNT PAID BY OEM FOR THE PRODUCT DEEMED RESPONSIBLE FOR THE LOSS OR DAMAGE.

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10.	TERM & TERMINATION

10.1	Term. The initial term of this Agreement shall be for two (2) years beginning on the Effective Date (“Initial Term”). Thereafter, this Agreement shall be automatically renewed for additional consecutive one (1) year terms (each a “Renewal Term”) unless either party gives the other party written notice of its intent not to renew at least thirty (30) days prior to the renewal date of its intent to not renew.

10.2	Termination.

10.2.1	Convenience. Either party shall have the right to terminate this Agreement for any reason upon giving the other party thirty (30) days prior notice of termination to the other party. If a party gives such notice then the Agreement shall automatically terminate at the end of that period.

10.2.2	Material Breach. If either party materially breaches any provision of this Agreement, then the non-breaching party shall give written notice to the breaching party that if the breach is not cured within * * * of the date of such notice, the Agreement will be terminated. If the non-breaching party gives such notice and the default is not cured during the * * * period, then the Agreement shall automatically terminate at the end of that period.

10.2.3	Bankruptcy. SSI may terminate the Agreement, effective immediately, upon written notice to OEM if OEM: (i) becomes insolvent or declares bankruptcy, (ii) becomes the subject of any proceedings seeking relief, reorganization, or rearrangement under any laws relating to insolvency, (iii) makes an assignment for the benefit of creditors, or (iv) begins the liquidation, dissolution, or winding up of its business.

10.2.4	Failure to Pay. SSI may terminate this Agreement, effective immediately, by written notice to the OEM if the OEM fails to pay any sum due under the terms of this Agreement which remains unpaid for * * * after receipt of notice in writing from SSI requesting such payment.

10.3	Return of Materials. Within * * * after the termination or expiration of this Agreement, both parties shall return to each other all Confidential Information in its possession or, if so instructed by SSI or OEM, destroy the Confidential Information and provide each other with written certification regarding such destruction. OEM or SSI shall not make, use, dispose of or retain any copies of any confidential items or information that may have been entrusted to it. Effective upon the termination or expiration of this Agreement, OEM or SSI shall cease to use of all Trademarks.

10.4	Fulfillment of Orders upon Termination. Upon termination of this Agreement for other than OEM’s breach or upon expiration thereof, SSI shall continue to fulfill, subject to the terms of Article 5, all Orders acknowledged by SSI prior to the date of termination or expiration.

10.5	Repurchase Option. Following termination, SSI may, at its option, elect to purchase Products remaining in OEM’s inventory at the Price paid by OEM for such Product. In the event, SSI does not make this election; OEM shall sell or license its remaining Products strictly in accordance with the terms of this Agreement.

10.6	Survival of Certain Terms. The following Articles and Sections shall survive the termination or expiration of this Agreement for any reason: Articles Definitions, 7, 8, 9 and 1 land Sections 1.4, 2.3, 2.4.1, 6.6, 6.7, 10.3, 10.4, 10.5, and 10.6. All other rights and obligations of the parties shall cease upon termination or expiration of this Agreement.

11.	GENERAL

11.1

U. S. Export Control. OEM acknowledges that the Products are subject to regulation by agencies of the United States Government, including without limitation the United States Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of SSI to provide the Products, documentation, or any media in which any of the foregoing is contained, as well as any other technical assistance is subject in all respects to such United States laws and regulations as shall from time to

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time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States. OEM shall comply with the Export Administration Regulations and other United States laws and regulations governing exports in effect from time to time, and without limiting the above, OEM shall not export or re-export, or otherwise provide, the Products or any technical data related thereto, or the direct product of such technical data, to any country, or to a national of any country, as to which the U.S. Government has placed an embargo against the shipment of products. In the event that any SSI Software includes encryption or is to be modified to include encryption, SSI shall inform OEM of that fact at least * * * prior to availability of such modified SSI Software and shall make available to OEM any and all information that OEM may reasonably request with respect to such encryption, and assist OEM in obtaining an export license, subject to the nondisclosure provision in Article 7.

11.2	Publicity. Either party may publish a press release concerning this Agreement upon prior written consent of the other party. Each party may engage in ongoing advertising, publicity, releases, or other disclosures of information (other than Confidential Information) concerning this Agreement during the term of this Agreement, provided neither party engages in deceptive, misleading, or unethical practices in its marketing and selling of Products.

11.3	Language. All correspondence between OEM and SSI shall be conducted in English, with numbers presented in US dollars.

11.4	Independent Contractors. OEM and SSI are independent contractors. Nothing in this Agreement is intended to establish or authorize either party as an agent, partner, legal representative, joint venture, franchisee, employee, or servant of the other for any purpose. Neither party will make any contract, agreement, warranty, or representation on behalf of the other party, or incur any debt or other obligation in the name of the other party, or act in any manner that has the effect of making that party the apparent agent of the other. Neither party will assume liability for, or be deemed liable as a result of, any such action by the other party. Neither party will be liable by reason of any act or omission of the other party in the conduct of its business or for any resulting claim or judgment.

11.5	Assignment. OEM may not assign this Agreement or any of its respective rights and obligations under this Agreement without the express written consent of SSI before that assignment. Any assignment hereunder will not relieve OEM of its outstanding financial or other obligations, if any, incurred before the assignment. Subject to the foregoing, this Agreement will be binding upon, enforceable by, and inure to the benefit of the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 11.5 shall be null and void. Consent must not be unreasonably withheld.

11.6	Choice of Law. This Agreement shall be construed and interpreted in accordance with the law of the State of California (except its choice of law rules).

11.7	Force Majeure. Neither party will incur any liability to the other party on account of any loss or damage resulting from any delay or failure to perform all or any part of this Agreement if such delay or failure is caused, in whole or in part, by events, occurrences, or causes beyond the reasonable control and without negligence of the parties. Such events, occurrences, or causes will include, without limitation, acts of God, strikes, lockouts, riots, acts of war, failures of the Internet, earthquakes, fire and explosions, but the inability to meet financial obligations is expressly excluded.

11.8	Waiver. Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed and will not be deemed to be a waiver of such party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party’s right to take subsequent action. Except as expressly stated in this Agreement, no exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

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11.9	Severability. If any term, condition, or provision of this Agreement, or portion thereof, is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. Such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

11.10	Notices. All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid, (registered or certified), or sent by telecopy, to the party to receive the notice at the address set forth at the beginning of this Agreement or such other address as either party may specify in writing. All such notices shall be effective upon receipt.

11.11	Amendments. No amendment to this Agreement will be binding unless agreed to in writing and executed by OEM and a vice president of SSI, and no approval, consent, or waiver will be enforceable unless signed by both parties. No document will be deemed to amend this Agreement by implication.

11.12	Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

11.13	Headings. Article, Section, Exhibit and Schedule headings are for ease of reference only and do not form part of this Agreement.

11.14	Entire Agreement. This Agreement (including the Exhibits and any addenda hereto signed by both parties) contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the Effective Date.

LSI STORAGE SYSTEMS, INC.	BLUEARC CORPORATION

By: /s/ Flavio Santoni	By: /s/ Erik Milla

Print Name: Flavio Santoni	Print Name: Erik Milla

Title: SVP Sales + Mktg	Title: Sr. VP Finance + CFO

LSI Logic Legal Department Approved as to form by Audrey S. Garfield Date: November 12, 2003

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EXHIBIT A

PRODUCTS, PARTS, SSI SOFTWARE

Products:

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SSI Software:

* * *

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EXHIBIT B

APPROVED TERRORITY(IES)

* * *

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EXHIBIT C

TECHNICAL SUPPORT AND MAINTENANCE TERMS

Scope

OEM shall cause each End User and OEM Reseller to receive technical support and maintenance services directly from OEM pursuant to a written support and maintenance agreement (“OEM Support and Maintenance Agreement”). OEM shall ensure that all questions regarding the use or operation of the Products are addressed to and answered by OEM, and OEM will not represent to any third party that SSI is available to answer any OEM questions directly. SSI may refer any OEM service questions relating to the Products distributed hereunder to OEM. End Users or OEM Resellers may not participate in OEM/SSI support calls unless specifically requested by SSI Technical Support.

SSI shall provide Level 3 and Level 4 Technical Support to OEM. It is expected that OEM be experienced in, capable of, and staffed to provide, Level 1 and Level 2 support (as defined below). SSI will provide Level 3 and Level 4 support (as defined below).

1. SUPPORT

1.1 Level 1 Support.

Level 1 support is 1st line, direct End User and OEM Reseller contact, via a telephone call-handling group provided by OEM. OEM agrees that it shall be responsible for supporting End Users and OEM Resellers to whom it distributes the Products in accordance with the OEM Support and Maintenance Agreement, but in no event shall the OEM’s hours for End User and OEM Reseller support be less than the hours which OEM shall receive technical support from SSI as indicated on this Exhibit C.

Level One Support shall include:

a)	First contact and direct End User and OEM Reseller interaction
b)	Clarification of functions and features of the Product and Documentation pertaining to the Product
c)	Guidance in the operation of the Product, including, without limitation, the SSI Software
d)	Error verification, analysis and correction to the extent possible by telephone.
e)	Information collection and analysis
f)	Identification of whether the problem is known and has a known solution
g)	Troubleshooting and problem reproduction
h)	Problem report administration and tracking

1.2 Level 2 Support.

Level 2 support is “technical support” provided by OEM personnel and is typically where the Product “experts” reside and serve as the escalation point for Level 1.

Level Two Support includes:

a)	Resolution of all known problems
b)	Installation and configuration issues
c)	Assistance with the Product, including, without limitation, the SSI Software, including, without limitation, firmware or driver updates at the End User site
d)	Search SSI posted Technical Notes, Knowledge Database, and other technical information supplied that will assist in providing problem resolutions

Should the Level 2 analyst be unable to resolve a problem, either because of lack of expertise, exhausted troubleshooting knowledge, or expiration of the allotted Level 2 resolution time, OEM may escalate the problem to SSI Level 3 Technical Support for resolution. OEM shall designate a limited and mutually agreed upon number

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of support personnel (Level 2) as those authorized to contact SSI for Level 3 Technical Support (“Authorized Personnel”). OEM may change those Authorized Personnel upon written notice to SSI.

1.3 Level 3 Support.

When OEM escalates to SSI Level 3 Technical Support SSI shall use commercially reasonable resources and efforts to resolve reported problems. In order to escalate a problem to SSI Level 3, OEM must first create an Incident Report. To create an Incident Report, OEM can either (a) directly access the SSI support tracking system (the “WINS System”) via SSI’s Support Web. Site at http://www.SSIlogicstorage.com/supoort/ or (b) contact SSI Technical Support by calling SSI’s technical support number 866-625-3993 or (c) email the problem to an established “support” alias. SSI Level 3 technical support personnel are available seven (7) days a week, twenty four (24) hours a day and every day of the year. Regardless of the method OEM uses to create an Incident Report, OEM shall provide SSI with at least the following information to the extent where reasonably possible given the availability of such information in order to open a Level 3 Support Incident Report with SSI:

¡	End User or OEM Reseller information

¡	OEM call reference number

¡	Version & build number of the Product SYMplicity/SANtricity

¡	Host OS version (including service pack info. for NT and/or patch base)

¡	Appware/Bootware/Firmware version(s) on the module(s)

¡	What types of controllers (3240, 3621, 4766, 4774, N7400, etc.)

¡	ESM Firmware version (if applicable)

¡	Drives and drive firmware (if applicable)

¡	Controller mode (Active/Active, Active/Passive)

¡	How many controllers/modules are in the configuration

¡	How are the modules configured (agent, network, switch, hub, etc.)

¡	What is the host platform (Sun E4500, Sun Ultra 5, HP K570, Dell PowerEdge 4300, etc.)

¡	Host adapter(s) name and firmware driver version

¡	Current Module Profile if possible

¡	Log files from the Backup Application Software.

¡	Names and firmware revisions of hardware equipment.

¡	The server’s OS log files

¡	Support log output from other devices or software in the configuration.

¡	A detailed description of the problem that is the subject of the Incident Report and any/all events, actions, and information leading up to the reported problem.

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1.4 Level 4 Support

Level 4 Support is the highest, level of escalation support available from SSI. This escalation process is used for complex problems requiring assistance from SSI Engineering Development, or other personnel that have more in depth knowledge of the Products. A “Defect” is defined as the assigned Severity level for a given Incident Report. SSI will use reasonable efforts to correct the problem described in the Incident Report in accordance with the procedures set forth in this Exhibit. After receiving an Incident Report SSI shall assign the Incident Report a Defect Severity level in accordance with the table below. SSI shall have no obligation to correct any problem that cannot be duplicated by SSI.

2.	SEVERITY

DEFECT SEVERITY LEVEL	DEFINITION	SERVICE OBJECTIVE RESPONSE TIME	TARGET DEFECT RESOLUTION TIME
Severity 1	SSI Product is not operational and all data is inaccessible. Data flow is completely stopped resulting in critical impact to the End User’s business. Support personnel will require continuous availability of OEM contact until resolution of the problem

Provide OEM with a Response to its initial request within 30 minutes.

For the purpose of this Exhibit a “Response” is defined as a fax, e-mail or telephone call from SSI acknowledging that an Incident Report has been received, details on what SSI has learned about the problem as of the time of communication, that appropriate technical personnel have been assigned to work on the problem and SSI’s initial analysis of, and initial action plan for resolving (to the extent any such action plan is available), the reported problem.

Provide OEM with a Response to its initial request within 1 hour.

SSI resources will be applied continuously until a solution or acceptable work-around is developed

SSI will use reasonable efforts to provide an interim solution or resolve the Defect in less than 5 days from the date of the initial Incident Report.

If SSI provides a work-around, fix or patch the Severity level of the problem will be downgraded.

Severity 2	Product is operational, but has severely restricted functionality or degradation that is impacting the End User’s business.	Provide OEM with a response to its initial request within 1 hour

Resources applied continuously, during SSI’s normal business hours, until a solution or work-around is developed.

SSI will use reasonable efforts to provide an interim solution or resolve the Defect in less than 15 days from the date the initial Incident Report. If SSI provides a work-around, fix or patch the Severity level of the problem will be downgraded.

Severity 3	Product is operational with functional limitations or restrictions that are not critical to the overall OEM	Provide OEM with a Response to its initial request within 1 hour.	SSI will use reasonable efforts to provide a solution to the issue raised as a Severity 3 Defect in the next maintenance release after the date of

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DEFECT SEVERITY LEVEL	DEFINITION	SERVICE OBJECTIVE RESPONSE TIME	TARGET DEFECT RESOLUTION TIME

	operations.		problem intake. SSI resources will be applied on an as available basis. If SSI provides an interim solution the Severity level of the problem will be downgraded.

Severity 4	Low or no impact problems or questions associated with product usage, implementation, performance or any other inquiries.	Provide OEM with a Response to its initial request within 1 hour

SSI will use reasonable efforts to answer generic questions or provide path to answers within reasonable time frames. The SSI web site will be the prime repository for this type of information.

Enhancement requests will be reviewed on a case-by-case basis and may be implemented in the next major release, where feasible, or to meet specific commitments made.

The goal for initial response time to all telephone support requests is thirty (30) minutes or less during normal SSI working hours. The Goal for after hours telephone requests is one (1) hour or less. The targeted response time for requests submitted by other means, such as email, or fax, is four (4) hours.

OEM agrees to provide SSI with reasonable access to all necessary personnel to answer questions about any problems reported by OEM regarding the Products. OEM also agrees to promptly implement all Updates, workarounds, fixes and patches provided by SSI under this Agreement.

3.	PROBLEM TRACKING

SSI will open a ticket in its problem tracking database system for all problems reported by OEM.

3.1	OEM will maintain its own internal problem database and record all problems reported to SSI Technical Support. OEM will be responsible for tracking and updating its internal problem reports.

3.2	OEM will have Internet access to SSI’s problem tracking database system for all open/closed tickets for their account to get immediate ticket status.

3.3	OEM will have Internet access to SSI’s Knowledge Database of resolved Defects

4.	ESCALATION GUIDELINES FOR OEM AND SSI.

SSI shall escalate those Defects for which a work-around, fix or patch or interim solution is not found through its Support and Maintenance Services organization in accordance with the following time frames:

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Severity 1 Defect Elapsed Time	Severity 1 Defect Escalation	Severity 2 Defect Elapsed Time	Severity 2 Defect Escalation

1 hour	OEM: 1st level management SSI: Level 3 Technical Support	4 hours	OEM: 1st level management SSI: Level 3 Technical Support

2 hours	OEM: 1st level management SSI: Mgr Level 3 Technical Support	12 hours	OEM: 1st level management SSI: Mgr Level 3 Technical Support

4 hours	OEM: Director Level SSI: Director or VP of Support	48 hours	OEM: Director Level SSI: Director or VP of Support

Severity 3 Defect Elapsed Time	Severity 3 Defect Escalation	Severity 4 Defect Elapsed time	Severity 4 Defect Escalation

48 hours	OEM: 1st level management SSI: Level 3 Technical Support	72 hours	OEM: 1st level management SSI: Level 3 Technical Support

72 hours	OEM: 1st level management SSI: Level 3 Technical Support	96 hours	OEM: 1st level management SSI: Level 3 Technical Support

5 Business Days	OEM: Director Level SSI: Director or VP of Support	7 Business Days	OEM: Director Level SSI: Director or VP of Support

Table 2

Escalation Guidelines for OEM and SSI

5.	DOCUMENTATION

5.1	SSI shall provide OEM with available Product information including, without limitation, FRU theories of operation, system diagnostics for problem determination, instructions for the replacement of FRU’s, calibration and error code information and recommended maintenance parts as outlined in the current OEM agreement.

5.2	OEM may request SSI provide all Technical Documentation in electronic format. SSI grants OEM a non-exclusive, nontransferable (except as permitted under Section 11.5 of the Agreement), revocable, royalty-free license to modify, reproduce and distribute copies of all the Technical Documentation at no cost, provided that these copies include all copyright and related proprietary rights of SSI and may only be used for OEM’s internal use.

For the purpose of this Exhibit “Technical Documentation” shall include all technical support documentation relating to the Product including, without limitation, service bulletins, maintenance manuals, diagnostic manuals, technical tips, and training information.

6.	DIAGNOSTICS

SSI shall provide OEM with the diagnostics tools and tests to verify the operation of the Product, and diagnostic problems and failures.

7.	ON-SITE SUPPORT

If a Product, Part or SSI Software that is still under warranty poses a particularly difficult problem, and SSI and OEM agree that it is warranted, a member of SSI Technical Support may accompany OEM to an End User or OEM Reseller site in an effort to resolve such problem. If SSI determines that the reported problem was attributable to a breach of an applicable SSI warranty in this Agreement, SSI shall cover the costs and expenses incurred by the SSI Technical Support representative in making such site visit. If the problem was not attributable to a breach of warranty, OEM shall reimburse SSI for all reasonable costs and expenses incurred in making such site visit. OEM will provide SSI with written notice of a request for on-site assistance at least ninety-six (96)

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hours prior to the date upon which such request is sought. In the case of an emergency and upon mutual agreement, the prior notice may be waived.

8. SSI SOFTWARE UPDATES

Updates. SSI shall provide OEM notification in writing of Updates to the SSI Software as they become available. The contents of all Updates shall be decided upon by SSI in its sole discretion and will generally include Updates to the most current release of the SSI Software then being generally marketed by SSI. OEM shall obtain Updates by download from the SSI Technical Support Internet site. Updates will be accompanied by a release report detailing any special installation procedures, product problems corrected, and/or End User Documentation changes.

Update Documentation. SSI will provide standard product Documentation for each Update for distribution to End Users and OEM Resellers in accordance with the licenses in this Agreement.

Emergency Fixes. SSI will provide OEM with software release documentation to accompany all releases of emergency software fixes. This documentation will be available in an agreed upon electronic format. SSI grants OEM a non-exclusive license to use, reproduce and distribute such documentation to End Users and OEM Resellers only.

On-Line Technical Information. SSI will provide technical information to OEM in an on-line Internet accessible format. This information shall include, without limitation, release reports, frequently asked questions and technical tips.

9. TECHNICAL SUPPORT TRAINING

9.1 General technical Training.

These courses are intended to train a limited number of OEM employees on the technical aspects of the Products. These employees will, in turn, train other OEM personnel. SSI will provide up to * * * technical training classes related to SSI products for up to * * * OEM personnel (each class) at * * *. Upon a Major Change to an SSI Product, SSI will provide * * * technical training class relating to the Major Change for up to * * * OEM personnel at * * *. This training will be held at either SSI’s Wichita, Kansas training facility, or at SSI’s option, SSI’s Milpitas, California facility. OEM also requires * * * non-formal training class to be held in the BlueArc facility in the United Kingdom. Additional technical training classes may be provided for OEM employees at SSI’s then-current training rates as of the date of such training.

9.2 Level 3 Technical Training.

Level 3 Technical Training will be available only for OEM Level 3 technical support personnel. SSI will provide * * * Level 3 training class related to SSI products for up to * * * OEM Technical Support Engineers at * * *. SSI Technical Support Engineers will conduct these training classes. Training will be held at SSI’s Wichita, Kansas facility.

9.3 OEM Training Expenses

* * *.

9. EXCLUSIONS

SSI shall not be responsible for a breach of its obligations under this Support and Maintenance Services Exhibit to the extent such breach is caused by: (a) OEM’s failure to implement any Update delivered to OEM by SSI, provided that SSI has provided OEM with written notice that implementation of such Update is required to eliminate such breach and provided further that such Update has successfully completed the testing process for such Update; (b) any alterations of or additions to the Product or part thereof, including, without limitation, the SSI Software performed by a party other than SSI

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or a third party acting on SSI’s behalf or at its direction; (c) use of the Product or part thereof, including, without limitation, the SSI Software in a manner not consistent with the Documentation and specifications; (d) use of the Product or part thereof including, without limitation, the SSI Software in a configuration not set forth in the Documentation, including, without limitation, the SSI Interoperability Matrix, or specifications, or in conjunction with systems, products or components not reasonably anticipated to be used with the Product or part thereof, including, without limitation, the SSI Software; or (e) any act or omission of OEM or any of its third party subcontractors that causes the breach by SSI.

10. TECHNICAL SUPPORT PRICING AND PAYMENT

Level 3 & 4 support

7 days/week, 24 hrs/day, 365 days/year Annual contract fee and payment schedule as specified in Exhibit A (“Annual Support and Maintenance Fee”).

SSI may change the Annual Support and Maintenance Fee due under this Agreement by providing OEM with written notice at least ninety (90) days prior to the date upon which OEM commenced receipt of support and maintenance under this Exhibit (“Renewal Date”).

Payment. SSI will offer * * * after hours service to OEM after initial OEM release, not to exceed * * * incidents. After such time, OEM shall issue a purchase order for the Support and Maintenance Fee to be bundled in * * * incident packages that will be * * * pre-paid. OEM may purchase call incident bundles at any time. If OEM receives any support services in addition to those covered by the Annual Support and Maintenance Fees, such services shall be mutually agreed upon by the parties and charges for such services will be invoiced monthly. The payment of such invoices shall be payable upon receipt by the OEM of the related invoice.

Taxes. The Annual Support and Maintenance Fee does not include any taxes, duties or charges of any kind (including any withholding or value-added taxes) imposed by any federal, state or local governmental entity for products or services provided under this Agreement, excluding only taxes based solely on OEM’s net income. When appropriate, amount shall be due upon invoice to OEM and shall be paid as provided above unless OEM provides OEM with a valid tax exemption certificate authorized by the appropriate taxing authority.

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EXHIBIT D

MINIMUM REQUIRED TERMS FOR SSI SOFTWARE LICENSE AGREEMENT

Any agreement between either OEM or a OEM Reseller and any OEM End User with regard to such End User’s use of the SSI Software shall include terms consistent with those set forth in this Exhibit D.

a.	The End User will have a non-exclusive, non-transferable license to use the SSI Software only on or in connection with the Product, only for the term as agreed to between Reseller and the End User. The End User may not make any copies of the SSI Software.

b.	The End User must at all times maintain the confidentiality of the SSI Software and any other material relating to the SSI Software and may not sublicense, transfer, sell, rent, disclose, make available or otherwise communicate the SSI Software to any other person, or use the SSI Software.

c.	The SSI Software may only be used by the End User, and the End User shall not sublicense or otherwise permit the SSI Software to be used by or for the benefit of any other party, nor use the SSI Software at any time after the Agreement terminates or after the term of the End User’s license to use the SSI Software expires.

d.	The SSI Software and all copies thereof shall at all times remain the sole and exclusive property of SSI Logic or its SSI, and the End User shall obtain no title to the same.

e.	The End User shall not disassemble, reverse assemble or decompile the SSI Software.

f.	The End User must comply with all applicable laws, which control or apply in respect of the SSI Software, including without limitation United States export regulations.

g.	The End User shall be restricted from use of the SSI Software in any high risk applications.

h.	SSI disclaims all warranties, express and implied, including the implied warranties of satisfactory quality, fitness for a particular purpose, non-infringement and those arising from a course of performance, a course of dealing, or trade usage. SSI Logic does not warrant that the operation of the SSI Software will be uninterrupted or error free or that all deficiencies or errors will be corrected.

i.	The Agreement shall automatically terminate in the event of breach of any provision contained herein by the End User, including the license restrictions. The license restrictions shall survive the termination of the Agreement.

j.	IN NO EVENT WILL SSI OR ITS SSI’S BE LIABLE TO THE OTHER PARTY OR ANY OTHER ENTITY FOR LOSS OF DATA, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES OR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, UNDER ANY CAUSE OF ACTION, WHETHER FOR BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY OR ITS AGENTS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THIS LIMITATION WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

k.	SSI is a third party beneficiary of such license agreement to the extent that SSI seeks to enforce its rights regarding the SSI Software.

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EXHIBIT E

LSI LOGIC STORAGE SYSTEMS, INC.

PRODUCT FUNCTIONAL SPECIFICATIONS

SSI Functional Specifications:

* * *

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